SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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        (as permitted by Rule 14a-6(e)(2))

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[X] Definitive Additional Materials

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                   ................. OPTi Inc................
               Name of the Registrant as Specified In Its Charter


                  ......... Breider Moore & Co., LLC..........
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         Breider  Moore & Co.  LLC.,  a  California  limited  liability  company
("Breider Moore & Co.") has made public its intent to vote "no" on the current OPTi Inc. ("OPTi") board of directors' proposed plan to liquidate OPTi. The annual shareholder meeting of OPTi expected to be held January 11, 2002 has been postponed to an undetermined date. OPTi filed a preliminary proxy statement (the "OPTi Proxy Statement") prior to announcing the postponement of the meeting.

         Breider Moore & Co. participated in an earnings conference call for OPTi on November 14, 2001 in which the proposed plan of liquidation was discussed, among other things. During the conference call, some of the shareholder participants in the call expressed their inclination to reject the proposed plan of liquidation. After the November 14th conference call, Breider Moore & Co. initiated telephone conversations with four other shareholders and received telephone calls from several others. During conversations with the shareholders it contacted, Breider Moore & Co. generally expressed its concerns about the plan of liquidation and its plans to vote against it. Conversations were ended on the basis that these shareholders were also against the plan of liquidation and that Breider Moore & Co. would contact them further at a later date. Currently, there are no agreements, proxies, powers of attorney, or other arrangements among or between Breider Moore & Co. and any other OPTi shareholder with regard to the upcoming shareholder meeting.

         Breider, Moore & Co. is a privately held, San Francisco-based investment banking and business management consulting firm that owns 97,400 shares of OPTi common stock. Breider Moore & Co. has carefully reviewed the OPTi Proxy Statement and is opposed to the plan of complete liquidation and dissolution of OPTi.

         As set  forth in the OPTi  Proxy  Statement  under  "Potential  Adverse
Impact", one potential adverse impact on shareholders as a result of the proposed liquidation and dissolution is that the current board of directors "cannot assure [shareholders] that [the current board of directors] will be successful in disposing of [OPTi's] assets for values equal to or exceeding those currently estimated or that these dispositions would occur as early as [the current board of directors] expected."

         As further set forth in the OPTi Proxy Statement, "[i]t is possible that the liquidation may not yield distributions as great as the recent market prices of [OPTi's] shares and distributions may not be effected for an extended amount of time."

         Finally, among the potential adverse impacts on shareholders set forth in the OPTi Proxy Statement, Breider Moore & Co. is troubled that "[t]he receipt of liquidating distributions, including the transfer of property into the Liquidating Trust (but not the receipt of a Liquidating Trust interest), will be taxable events for shareholders."

         Breider  Moore & Co. is also  concerned  about  some of the other  risk
factors  disclosed  in  OPTi's  Proxy  Statement.   Specifically,  OPTi's  Proxy
Statement  reveals that "the Trust will be

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irrevocable  and will  terminate  after the  earliest of (y) the trust  property having been fully distributed, or (z) three years having elapsed after the creation of the trust." OPTi's Proxy Statement further discloses that "[b]arring unusual circumstances, IRS rules limit the duration of a liquidating trust to three years" such that without an IRS ruling that would allow it to extend that period, OPTi may fall prey to delaying tactics in its intellectual property litigation by defendants attempting to "avoid Infringement Claims by delaying resolution until the Trust terminates." With no assurance that a favorable ruling can be obtained, this limitation on the term of the trust remains as a risk to shareholders and of great concern to Breider Moore & Co.

         Moreover, as set forth in OPTi's Proxy Statement, "[u]nder the California Corporations Code, if OPTi fails to create an adequate Contingency Reserve for payment of its expenses and liabilities, or should the Contingency Reserve be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each shareholder could be held liable for the payment to creditors of such shareholder's pro rata share of such excess, limited to the amounts theretofore received by such shareholder from OPTi", which includes "those persons who were OPTi shareholders at the time of OPTi's November 1999 cash dividend" who "could theoretically remain subject to creditor claims."

         Finally, Breider Moore & Co. is concerned about the fact that "[u]nder the California Corporations Code, the shareholders of OPTi are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan," as disclosed in the OPTi Proxy Statement.

         Based on the foregoing, Breider Moore & Co. will vote "no" on the proposed plan of liquidation.

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